Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Third Quarter 2021 Financial Results

Strong results highlight significantly improved student housing operating environment and prospects for growth and shareholder value creation

AUSTIN, Texas--(BUSINESS WIRE)—October 25, 2021--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended September 30, 2021.

Highlights

•Reported net loss attributable to ACC of $11.4 million or $0.09 per fully diluted share, versus net loss of $19.5 million or $0.15 per fully diluted share in the third quarter 2020.

•Increased FFOM per fully diluted share by 25 percent to $0.40 or $56.9 million, versus $0.32 or $45.2 million for the third quarter prior year.

•Grew same store net operating income ("NOI") by 10.5 percent versus the third quarter 2020, with revenues increasing 8.5 percent and operating expenses increasing 6.8 percent.

•Achieved 95.8 percent opening fall occupancy with 3.3 and 3.8 percent average rental rate growth over the prior year for the 2021 and 2022 same store portfolios, respectively. This compares to the company’s initial expectation of 92.0 to 94.0 percent leased with 2.5 to 3.0 and 3.0 to 3.5 percent average rental rate growth for the 2021 and 2022 same store portfolios, respectively.

•Delivered phase five of the ten-phase Flamingo Crossings Village, located near Walt Disney World® Resort. Cumulatively, the company has delivered 5,284 beds on schedule and within budget. Since recommencing only five months ago, approximately 4,500 residents are currently occupying Flamingo Crossings Village, achieving occupancy of 85 percent.

•Awarded new third-party development projects on the campuses of Emory University in Atlanta, GA and The University of Texas at Austin.

•Subsequent to quarter end, executed development agreements for a third-party development project on the campus of Princeton University, which is expected to commence construction during the fourth quarter. The previously announced project is scheduled for delivery in Fall 2023 with estimated fees of $6.0 million to be earned during the construction period.

•Subsequent to quarter end, issued $400.0 million of 7-year senior unsecured notes at a yield of 2.261 percent, with the proceeds used to repay borrowings under the company’s revolving credit facility.

•Announced the promotions of Jennifer Beese to President and Chief Operating Officer and Lonnie Ledbetter to Executive Vice President – Chief Purpose and Inclusion Officer.

“We are currently experiencing the most substantial fundamental tailwinds we’ve seen in many years, including strong enrollment demand at tier-one universities, low levels of new supply, and significant activity in on-campus public-private partnerships, highlighted by two new development awards and a new project start,” said Bill Bayless, American Campus Communities CEO. “Having successfully navigated the disruption caused by the pandemic, the sector achieved an excellent completion to this year’s lease-up, returning to pre-pandemic national occupancy levels and producing attractive rent growth. We have commenced leasing activity for the 2022-2023 academic year and are excited about the prospects to drive further improvements in opening occupancy for Fall 2022. We are highly optimistic that the fundamentals of the student housing operating environment provide investors with a unique opportunity for recession resilient, robust internal growth and meaningful earnings growth and net asset value creation in the years ahead.”

Third Quarter Operating Results

Revenue for the 2021 third quarter totaled $228.9 million, versus $202.7 million in the third quarter 2020, and operating income totaled $17.3 million compared to $8.2 million in the prior year third quarter. The increase in revenue and operating income was primarily due to growth resulting from an increase in average occupancy and rental rates for the 2021-2022 academic year, as well as improvement in collection rates, fee generation and revenues from summer camps and conferences, as compared to the COVID-19 financial impact on the prior year period. Net loss for the 2021 third quarter totaled $11.4 million, or $0.09 per fully diluted share, compared with net loss of $19.5 million, or $0.15 per fully diluted share for the same quarter in 2020.

FFO for the 2021 third quarter totaled $55.4 million, or $0.39 per fully diluted share, as compared to $45.0 million, or $0.32 per fully diluted share for the same quarter in 2020. FFOM for the 2021 third quarter was $56.9 million, or $0.40 per fully diluted share, as compared to $45.2 million, or $0.32 per fully diluted share for the same quarter in 2020. A reconciliation of FFO and FFOM to net income is provided in Table 3.

NOI for same store properties was $95.8 million in the quarter, an increase of 10.5 percent from $86.7 million in the 2020 third quarter. Same store property revenues increased by 8.5 percent, and same store property operating expenses increased by 6.8 percent versus the prior year quarter. The increase in same store property operating results was primarily due to the significantly improved operating environment, as compared to the prior year quarter, which was impacted by COVID-19, as discussed above. NOI for the total owned portfolio increased 19.1 percent to $102.2 million for the quarter from $85.8 million in the comparable period of 2020. A reconciliation of same store NOI to total NOI is provided in Table 4.
Portfolio Update
Developments

During the quarter, the company delivered phase five of the ten-phase Flamingo Crossings Village, located near Walt Disney World® Resort. Cumulatively, the company has delivered 5,284 beds, representing $319.3 million of development on schedule and within budget. In the five months since commencing leasing activities in May, approximately 4,500 residents have occupied Flamingo Crossings Village, achieving occupancy of 85 percent, in-line with the company’s previously provided expectation for this Fall.

The company continues construction on the remaining five phases of Flamingo Crossings Village, which are expected to be completed through 2023. Barring unforeseen future impacts related to the COVID-19 pandemic, the company continues to expect the project to meet its original 2022 targeted yield, with full stabilization at the 6.8 percent targeted yield in May 2023, as initially anticipated prior to the pandemic.

On-Campus Development Awards

The company has been awarded two new third-party development projects through its public-private partnership platform. Pre-development activities are underway for graduate housing developments on the campus of Emory University in Atlanta, GA, and on the campus of The University of Texas at Austin. The full scope, feasibility, fees and timing have not yet been finalized for the proposed projects.

Subsequent to quarter end, the company executed development agreements for a previously announced third-party on-campus development project at Princeton University, which is expected to commence construction during the fourth quarter. The project is scheduled for delivery in Fall 2023 with total estimated fees of $6.0 million to be earned throughout the construction period.

Capital Markets
Subsequent to quarter end, the company issued $400.0 million of 7-year unsecured notes at a coupon rate of 2.25 percent and a yield of 2.261 percent. The company used the proceeds to repay borrowings on its revolving credit facility.

At-The-Market (ATM) Share Offering Program

The company did not sell any shares under the ATM since previously reported on its second quarter earnings call.
2021 Outlook
The company is maintaining its recently increased guidance range for the year ending December 31, 2021, anticipating that FFO will be in the range of $2.06 to $2.14, and FFOM will be in the range of $2.04 to $2.12 per fully diluted share, respectively. For additional details regarding the company’s 2021 outlook, see pages S-15 through S-16 of the Supplemental Analyst Package 3Q 2021. All guidance is based on the current expectations and judgment of the company’s management team.

“With the very successful completion to the lease-up, we are pleased to be in position to produce 3 to 7 percent FFOM per share growth in 2021 and to have net operating income returning to pre-pandemic levels this quarter,” said Daniel Perry, American Campus Communities CFO. “As stated in our recent interim update press release, we are confident in our ability to fund our business and capital plan through strategic capital recycling and increased free cash flow generation, while producing attractive earnings growth for shareholders. In the near term, we believe the current environment affords us to the opportunity to further strengthen our balance sheet in 2022 by accelerating $200 to $400 million of disposition activity targeted in our long-term funding plan, while still producing FFOM per share growth in the 12 to 15 percent range in 2022. We are also excited about the prospects for continued strong same store growth beyond 2022, based on positive fundamentals in the student housing operating environment and the accretive contribution from our ongoing development deliveries, which should position us to produce long-term earnings growth and superior returns for investors. We look forward to providing formal 2022 guidance on our year-end earnings call early next year.”

A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2021 is included in Table 5.
Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the Investor Relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss third quarter results and the 2021 outlook on Tuesday, October 26, 2021 at 10:00 a.m. ET (9:00 a.m. CT). The conference call may be accessed by dialing 888-317-6003 passcode 4595129, or 412-317-6061 for international participants.

To listen to the live webcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. A replay of the conference call will be available beginning one hour after the end of the call until November 3, 2021 by dialing 877-344-7529 or 412-317-0088 conference number 10160180. Additionally, the replay will be available for one year at www.americancampus.com.
Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes other items, as we determine in good faith, that do not reflect our core operations on a comparative basis. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.
About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of September 30, 2021, American Campus Communities owned 166 student housing properties containing approximately 111,900 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 202 properties with approximately 140,700 beds. Visit www.americancampus.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward looking-statements include those related to the COVID-19 pandemic, about which there are still many unknowns, including the duration of the pandemic and the extent of its impact, and those discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, including our preleasing activity or expected full year 2021 operating results, whether as a result of new information, future events, or otherwise. The information contained on our website is not a part of this release.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2021	December 31, 2020
	(unaudited)
Assets

Investments in real estate
Owned properties, net	$6,709,528	$6,721,744
On-campus participating properties, net	65,813	69,281
Investments in real estate, net	6,775,341	6,791,025

Cash and cash equivalents	42,073	54,017
Restricted cash	20,163	19,955
Student contracts receivable, net	22,188	11,090
Operating lease right of use assets [1]	456,871	457,573
Other assets [1]	232,083	197,500

Total assets	$7,548,719	$7,531,160

Liabilities and equity

Liabilities
Secured mortgage and bond debt, net	$562,343	$646,827
Unsecured notes, net	2,378,380	2,375,603
Unsecured term loan, net	199,736	199,473
Unsecured revolving credit facility	577,000	371,100
Accounts payable and accrued expenses	98,380	85,070
Operating lease liabilities [2]	494,397	486,631
Other liabilities [2]	191,251	185,352
Total liabilities	4,501,487	4,350,056

Redeemable noncontrolling interests	27,405	24,567

Equity
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,390	1,375
Additional paid in capital	4,538,210	4,472,170
Common stock held in rabbi trust	(4,711)	(3,951)
Accumulated earnings and dividends	(1,534,660)	(1,332,689)
Accumulated other comprehensive loss	(17,236)	(22,777)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	2,982,993	3,114,128
Noncontrolling interests – partially owned properties	36,834	42,409
Total equity	3,019,827	3,156,537

Total liabilities and equity	$7,548,719	$7,531,160

1.For purposes of calculating net asset value ("NAV") at September 30, 2021, the company excludes other assets of approximately $8.4 million related to net deferred financing costs on its revolving credit facility and the net value of in-place leases, as well as operating lease right of use assets disclosed above.
2.For purposes of calculating NAV at September 30, 2021, the company excludes other liabilities of approximately $72.1 million related to deferred revenue and fee income, as well as operating lease liabilities disclosed above.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenues
Owned properties	$219,413	$192,332	$637,480	$602,631
On-campus participating properties	6,067	5,386	20,246	20,196
Third-party development services	938	2,186	3,763	5,531
Third-party management services	2,459	2,771	8,631	9,268
Total revenues	228,877	202,675	670,120	637,626

Operating expenses (income)
Owned properties	117,176	106,518	306,870	284,741
On-campus participating properties	4,120	3,783	10,689	10,357
Third-party development and management services	4,990	5,061	15,377	16,245
General and administrative [1]	10,309	8,638	35,563	28,563
Depreciation and amortization	69,445	67,369	206,303	199,979
Ground/facility leases	5,502	3,071	12,145	10,033
Gain from disposition of real estate	—	—	—	(48,525)
Total operating expenses	211,542	194,440	586,947	501,393

Operating income	17,335	8,235	83,173	136,233

Nonoperating income (expenses)
Interest income	387	855	959	2,576
Interest expense	(29,271)	(29,056)	(87,488)	(84,007)
Amortization of deferred financing costs	(1,470)	(1,349)	(4,207)	(3,891)
Loss from extinguishment of debt [2]	—	—	—	(4,827)
Other nonoperating income	—	264	157	264
Total nonoperating expenses	(30,354)	(29,286)	(90,579)	(89,885)

(Loss) income before income taxes	(13,019)	(21,051)	(7,406)	46,348
Income tax provision	(340)	(373)	(1,021)	(1,133)
Net (loss) income	(13,359)	(21,424)	(8,427)	45,215
Net loss attributable to noncontrolling interests	1,920	1,909	3,204	2,781
Net (loss) income attributable to ACC, Inc. and Subsidiaries common stockholders	$(11,439)	$(19,515)	$(5,223)	$47,996
Other comprehensive income (loss)
Change in fair value of interest rate swaps and other	1,672	1,851	5,541	(7,668)
Comprehensive (loss) income	$(9,767)	$(17,664)	$318	$40,328

Net (loss) income per share attributable to ACC, Inc. and Subsidiaries common shareholders

Basic	$(0.09)	$(0.15)	$(0.05)	$0.34

Diluted	$(0.09)	$(0.15)	$(0.05)	$0.33

Weighted-average common shares outstanding

Basic	139,068,939	137,632,091	138,283,616	137,574,485

Diluted	139,068,939	137,632,091	138,283,616	138,678,713

1.The three and nine months ended September 30, 2021 amounts include $0.8 million and $2.6 million respectively in accelerated amortization of unvested restricted stock awards due to the retirement of the company's President in August 2021. The nine months ended September 30, 2021 amount also includes $2.0 million related to the settlement of a litigation matter and $0.9 million in consulting, legal, and other related costs incurred in relation to stockholder engagement activities in preparation for the company's 2021 annual stockholders' meeting. The nine months ended September 30, 2020 amount includes $1.1 million related to the settlement of a litigation matter.
2.The nine months ended September 30, 2020 amount represents the loss associated with the January 2020 redemption of the company's $400 million 3.35% Senior Notes originally scheduled to mature in October 2020.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations (“FFO”)
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net (loss) income attributable to ACC, Inc. and Subsidiaries common stockholders	$(11,439)	$(19,515)	$(5,223)	$47,996
Noncontrolling interests' share of net loss	(1,920)	(1,909)	(3,204)	(2,781)

Joint Venture ("JV") partners' share of FFO
JV partners' share of net loss	1,896	1,857	3,230	2,987
JV partners' share of depreciation and amortization	(1,903)	(1,944)	(5,697)	(5,836)
	(7)	(87)	(2,467)	(2,849)

Gain from disposition of real estate	—	—	—	(48,525)
Total depreciation and amortization	69,445	67,369	206,303	199,979
Corporate depreciation [1]	(699)	(858)	(2,154)	(2,632)
FFO attributable to common stockholders and OP unitholders	55,380	45,000	193,255	191,188

Elimination of operations of on-campus participating properties ("OCPPs")
Net loss (income) from OCPPs	1,458	1,294	(361)	(206)
Amortization of investment in OCPPs	(1,969)	(1,883)	(6,050)	(5,965)
	54,869	44,411	186,844	185,017
Modifications to reflect operational performance of OCPPs
Our share of net cashflow [2]	961	518	1,634	1,632
Management fees and other	333	319	1,135	1,146
Contribution from OCPPs	1,294	837	2,769	2,778

Elimination of loss from extinguishment of debt [3]	—	—	—	4,827
Executive retirement charges [4]	751	—	2,588	—
Elimination of litigation settlement expense [5]	—	—	2,033	1,100
Stockholder engagement and other proxy advisory costs [6]	—	—	914	—
Funds from operations-modified (“FFOM”) attributable to common stockholders and OP unitholders	$56,914	$45,248	$195,148	$193,722

FFO per share - diluted	$0.39	$0.32	$1.38	$1.37

FFOM per share - diluted	$0.40	$0.32	$1.39	$1.39

Weighted-average common shares outstanding - diluted	140,747,950	139,235,064	140,015,436	139,182,430

1.Represents depreciation on corporate assets not added back for purposes of calculating FFO.
2. 50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures which is included in ground/facility leases expense in the accompanying consolidated statements of comprehensive income.
3.The nine months ended September 30, 2020 amount represents the loss associated with the January 2020 redemption of the company's $400 million 3.35% Senior Notes originally scheduled to mature in October 2020.
4.Represents accelerated amortization of unvested restricted stock awards due to the retirement of the company's President in August 2021.
5.Represents expenses associated with settlements of litigation matters that are included in general and administrative expenses in the accompanying consolidated statements of comprehensive income.
6.Represents consulting, legal, and other related costs incurred in relation to stockholder engagement activities in preparation for the company’s 2021 annual stockholders' meeting.

Table 4
American Campus Communities, Inc. and Subsidiaries
Owned Properties Results of Operations1
(unaudited, dollars in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Owned properties revenues
Same store properties	$207,371	$191,149	$16,222	8.5%	$618,211	$598,461	$19,750	3.3%
New properties	12,042	1,183	10,859		19,269	1,469	17,800
Sold properties and other [2]	—	—	—		—	2,701	(2,701)
Total revenues	$219,413	$192,332	$27,081	14.1%	$637,480	$602,631	$34,849	5.8%
Owned properties operating expenses
Same store properties	$111,618	$104,487	$7,131	6.8%	$295,591	$280,442	$15,149	5.4%
New properties	5,493	1,849	3,644		11,072	2,999	8,073
Sold properties and other [2]	65	182	(117)		207	1,300	(1,093)
Total operating expenses	$117,176	$106,518	$10,658	10.0%	$306,870	$284,741	$22,129	7.8%
Owned properties net operating income (loss)
Same store properties	$95,753	$86,662	$9,091	10.5%	$322,620	$318,019	$4,601	1.4%
New properties	6,549	(666)	7,215		8,197	(1,530)	9,727
Sold properties and other [2]	(65)	(182)	117		(207)	1,401	(1,608)
Total net operating income	$102,237	$85,814	$16,423	19.1%	$330,610	$317,890	$12,720	4.0%

1.The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2021 and 2020, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of September 30, 2021. Includes the full operating results of properties owned through joint ventures in which the company has a controlling financial interest and which are consolidated for financial reporting purposes.
2.Includes one property sold in 2020, as well as professional fees related to the operation of consolidated joint ventures that are included in owned properties operating expenses in the accompanying consolidated statements of comprehensive income (refer to Table 2). Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

Table 5
American Campus Communities, Inc. and Subsidiaries
2021 Outlook Summary 1
(dollars in thousands, except share and per share data)

	Prior Guidance		Current Guidance
	Low	High	Low	High

Net income	$10,400	$29,900	$26,100	$37,200
Noncontrolling interests' share of net loss	(3,300)	(3,300)	(2,800)	(2,800)

Joint Venture ("JV") partners' share of FFO
JV partners' share of net loss	3,500	3,500	3,000	3,000
JV partners' share of depreciation and amortization	(7,700)	(7,700)	(7,700)	(7,700)
	(4,200)	(4,200)	(4,700)	(4,700)

Total depreciation and amortization	273,600	273,600	273,700	273,700
Corporate depreciation	(3,100)	(3,100)	(3,100)	(3,100)
FFO	273,400	292,900	289,200	300,300

Elimination of operations from on-campus participating properties ("OCPP")	(11,000)	(11,000)	(11,200)	(11,200)
Contribution from OCPPs	3,100	3,100	3,100	3,100
Executive Retirement charges [2]	2,600	2,600	2,600	2,600
Elimination of litigation settlement expense [3]	2,000	2,000	2,000	2,000
Stockholder engagement and other proxy advisory costs [4]	900	900	900	900
FFOM	$271,000	$290,500	$286,600	$297,700

Net income per share - diluted	$0.07	$0.21	$0.19	$0.27

FFO per share - diluted	$1.95	$2.09	$2.06	$2.14

FFOM per share - diluted	$1.93	$2.07	$2.04	$2.12

Weighted-average common shares outstanding - diluted	140,214,200	140,214,200	140,214,200	140,214,200

1.The company believes that the financial results for the year ending December 31, 2021 may be affected by a number of factors, including but not limited to:
•any material impacts to our revenues or operating expenses resulting from the COVID-19 pandemic, as well as any stimulus payments or related governmental relief that may be received by the company, our tenants, and/or our University partners;
•national and regional economic trends and events;
•the timing and amount of any acquisitions, dispositions, or joint venture activity;
•interest rate risk;
•the timing of commencement and completion of construction on owned and third-party development projects;
•university enrollment, funding, and policy trends;
•the outcome of legal proceedings arising in the normal course of business; and
•the finalization of property tax rates and assessed values in certain jurisdictions.
2.Represents accelerated amortization of unvested restricted stock awards due to the pending retirement of the company's President in August 2021.
3.Represents expenses associated with the settlements of litigation matters that are included in general and administrative expenses in the accompanying consolidated statements of comprehensive income.
4.Represents consulting, legal, and other related costs incurred in relation to stockholder engagement activities in preparation for the company’s 2021 annual stockholders' meeting.

Category: Earnings
CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000